EXHIBIT 24.1
POWER OF ATTORNEY - BRIDGEPOINT EDUCATION, INC. DIRECTORS
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors of BRIDGEPOINT EDUCATION, INC., a Delaware corporation (the “Company”), hereby nominates and appoints ANDREW S. CLARK and DANIEL J. DEVINE, and each of them acting or signing singly, as such director's agents and attorneys-in-fact (the “Agents”), in such director's respective name and in the capacity or capacities indicated below, to execute and/or file, with all exhibits thereto, and other documents filed in connection therewith or constituting a part thereof:
(1)    a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of additional shares of Common Stock of the Company that may be issued, effective as of January 1, 2012, pursuant to (i) Section 5(b) of the Bridgepoint Education, Inc. 2009 Stock Incentive Plan (as amended and restated March 31, 2009) (the “2009 Plan”), and (ii) Section 3 of the Bridgepoint Education, Inc. Employee Stock Purchase Program (as amended and restated March 16, 2010) (the “ESPP”); and
(2)    any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act to keep such registration statement effective or to terminate its effectiveness.
Section 5(b) of the 2009 Plan provides that the maximum aggregate number of shares of Common Stock that may be issued under the 2009 Plan will be increased on January 1, 2012, by a number of shares of Common Stock equal to the lesser of (i) two percent (2%) of the number of shares of Common Stock issued and outstanding on December 31, 2011, (ii) 1,300,000 shares of Common Stock, or (iii) an amount determined by the Company's Board of Directors.
Section 3 of the ESPP provides that that the total number of shares of Common Stock reserved and available for issuance under the ESPP will be increased on January 1, 2012, by a number of shares of Common Stock equal to the lesser of (i) one percent (1%) of the number of shares of Common Stock issued and outstanding on December 31, 2011, (ii) 400,000 shares of Common Stock, or (iii) an amount determined by the Company's Board of Directors or Compensation Committee.
Further, the undersigned do hereby authorize and direct such agents and attorneys-in-fact to take any and all actions and execute and file any and all documents with the Securities and Exchange Commission (the “SEC”) or state regulatory agencies, necessary, proper or convenient in their opinion to comply with the Securities Act and the rules and regulations or orders of the SEC, or state regulatory agencies, adopted or issued pursuant thereto, to the end that the registration statement of the Company shall become effective under the Securities Act and any other applicable law.
Finally, each of the undersigned does hereby ratify, confirm and approve each and every act and document which the said appointment agents and attorneys-in-fact may take, execute or file pursuant thereto with the same force and effect as though such action had been taken or such documents had been executed or filed by the undersigned respectively.
This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

Signature	Title	Date

/s/ Ryan Craig	Director	December 15, 2011
Ryan Craig

/s/ Dale Crandall	Director	December 15, 2011
Dale Crandall

/s/ Marye Anne Fox	Director	December 15, 2011
Marye Anne Fox

/s/ Patrick T. Hackett	Director	December 15, 2011
Patrick T. Hackett

/s/ Robert Hartman	Director	December 15, 2011
Robert Hartman

/s/ Adarsh Sarma	Director	December 15, 2011
Adarsh Sarma